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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Cambrian Capital Corporation
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        (Last)                      (First)                        (Middle)

    Two Houston Center, 909 Fannin, Suite 3150
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                                   (Street)

        Houston                    Texas                             77010
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

                     Pan Western Energy Corporation (PWEC)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)  76-0504299
                --------------

4.  Statement for Month/Year        September 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director        Officer              X  10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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 Common Stock Warrant
  (right to buy)                       $2.00              09/28/00          H(1)                                   200,000
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 Common Stock Warrant
  (right to buy)                       $2.00              09/28/00          H(1)                                   200,000
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 Common Stock Warrant
  (right to buy)                       $7.00              09/28/00          P(1)                     70,000
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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                               --------------------------------------------     5)          Owned            or            ship
                               Date     Expira-              Amount or                      at End           Indirect (I)  (Instr.
                               Exer-    tion         Title   Number of                      of               (Instr. 4)    4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
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

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                              Immed.     06/30/03    Common    200,000           (2)           0                 I      as general
                                                     Stock                                                              partner of
                                                                                                                        a limited
                                                                                                                        partner-
                                                                                                                        ship (3)
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                              Immed.     06/30/03    Common    200,000           (2)           0                 I      as general
                                                     Stock                                                              partner of
                                                                                                                        a limited
                                                                                                                        partner-
                                                                                                                        ship (3)
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                              Immed.     06/30/03    Common     70,000           (2)       70,000                I      as general
                                                     Stock                                                              partner of
                                                                                                                        a limited
                                                                                                                        partner-
                                                                                                                        ship (3)
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Explanation of Responses:
(1)  The warrant for 70,000 shares was issued in consideration for the cancellation of the two warrants for 200,000 shares each.
(2)  Each warrant for 200,000 shares was issued as additional consideration for a loan made to Pan Western Energy Corporation and the warrant for 70,000 shares was issued in consideration for the cancellation of such warrants.
(3)  Cambrian Capital Corporation is the general partner of Cambrian Capital Partners, L.P. which directly owns the reported securities and Cambrian Capital Corporation disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.


       Cambrian Capital Corporation

       By:  /s/  Raymond O. Weems                   10/06/00
          -----------------------------------  -----------------
          Raymond O. Weems, Managing Director         Date
          **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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